EMPLOYMENT AGREEMENT


 THIS EMPLOYMENT AGREEMENT, dated, and effective as of May 21, 1999 (the "Agreement"), is-made by and between United Defense Industries, Inc., a Delaware corporation (the "Company"), and Thomas W. Rabaut (the "Executive").

 WHEREAS, it is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform such services under the terms hereof; and

 WHEREAS, the Executive desires to commit himself to serve the Company on the terms herein provided;

 NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

 Section 1. Certain Definitions.

 (a)   "Annual Base Salary" shall have the meaning set forth in Subsection
       5(a).

(b) "Board" shall mean the Board of Directors of the Company or any Committee thereof duly created or authorized by the Board to act in its behalf.

 (c) The Company shall have "Cause" to terminate the Executive's employment hereunder upon Executive's

      (i) failure substantially to perform his duties hereunder, other than any such failure resulting from the Executive's Disability, after notice and reasonable opportunity for cure, all as determined by the Board;

      (ii)  conviction of a felony or a crime involving moral turpitude; or

      (iii) fraud or personal dishonesty involving the Company's assets.

 (d)  "Company" shall have the meaning set forth in the preamble hereto.

 (e)  "Corporate Transaction" shall mean any of the following events:

      (i) a merger or consolidation of the Company or any Controlled Entity with a theretofore unaffiliated entity in which the stockholders or interestholders of the Company or Controlled Entity (as applicable) receive cash, securities and/or other marketable property in exchange for their voting stock or partnership interests;

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       (ii) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or any Controlled Entity;

      (iii) the acquisition by an unaffiliated Person, of (i) more than 50% of the Common Stock then outstanding or (ii) more than 50% -of the. voting stock or partnership interests of any Controlled Entity then outstanding; or

      (iv) the liquidation, dissolution, or winding up of the Company or any Controlled Entity, other than a restructuring transaction which results in the continuation of the Company's or Controlled Entity's (as applicable) business by an Affiliate.

      As used in this Subsection 1 (e), "Controlled Entity" shall mean UDLP Holdings Corp. and/or United Defense, L. P.; "Affiliate", shall mean, with respect to the Company or either Controlled Entity, any Person which, prior to such Corporate Transaction, was directly or indirectly controlling, controlled by, or under common control with such entity, where "control" shall have the meaning given such term under Rule 405 of the Securities Act; and "Person" shall mean any individual, corporation, partnership, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

(f) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, or (ii) if the Executive's employment is terminated pursuant to any other provision of Subsection 6(a), the date specified in the Notice of Termination.

(g) "Disability" shall mean the absence of the Executive from the Executive's duties to the Company on a full-time basis for a total of six (6) months during any twelve (12) month period as a result of incapacity due to any injury or to mental or physical illness which is determined to be reasonably likely to extend beyond the completion of the Term by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

(h) "Discretionary Bonus" shall have the meaning set forth in Subsection 5(b). Any Discretionary Bonus shall be paid no later than fifteen (15) business days following completion of the financial statements which permit calculation of the amount thereof.

(i) "Effective Date" shall mean the date first set forth in the preamble hereto.

(j)   "Executive" shall have the meaning set forth in the preamble hereto.

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


(k) The Executive shall have "Good Reason" to terminate his employment in the event that the Company either (i) fails to make any payment or provide any benefit hereunder or commits a material breach of this Agreement and does not cure such failure or breach after notice and a reasonable opportunity to cure, or (ii) gives to the Executive a notice of non-extension under Subsection 2(b). The characteristics, attributes, and elements of Executive's employment and compensation set forth in sections 2 through 7 hereof shall each constitute a material undertaking of the Company to Executive under this Agreement.

(l)   "Notice of Termination" shall have the meaning set forth in Subsection
      6(b).

(m)   "Severance Period" shall have the meaning set forth in Subsection
      7(a)(i).
(n)   "Term" shall have the meaning set forth in Subsection 2(b).

 Section 2. Employment.

 (a) The Company shall employ the Executive and the Executive shall work in the employ of the Company for the period set forth in this Section 2, in the position or positions set forth in Section 3, and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the "Initial Term") shall be for the period beginning on the Effective Date and ending on December 31, 2001, unless earlier terminated as provided in Section 6.

 (b) The employment term hereunder shall automatically be extended for successive one year periods ("Extension Terms," and, collectively with the Initial Term, the "Term") unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

 Section 3. Position and Duties.

 (a) The Executive shall serve as the President and Chief Executive Officer of the Company and of its principal subsidiaries, UDLP Holdings Corp., a Delaware corporation, and United Defense, L.P., a Delaware limited partnership. In such capacity, the Executive shall have such customary responsibilities, duties, and authority as may from time to time be assigned to the Executive by the Board; provided, however, that Executive's responsibilities and authority shall not be reduced, without his prior written consent, below the level and range thereof prevailing as of the Effective Date of this Agreement. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries. The Executive shall not be required to per-form any of his duties in a manner inconsistent with applicable law or the Company's Code of Ethics and Standards of Conduct.

 (b) If elected or appointed thereto, and only for the duration of such elected term or appointment, Executive shall, in addition to the position(s) set forth in Subsection

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


      3(a) above, serve as a director of the Company and/or any of its subsidiaries, and/or in one or more executive offices of any other subsidiaries of the Company, provided that the Executive is indemnified for serving in any and all such capacities on a basis consistent with that provided by the Company to other directors of the Company or similarly situated executive officers of any such other entities.

 (c) In addition to the ongoing responsibilities of the Executive's position(s) identified in Subsection 3(a) above, Executive specifically acknowledges and agrees that his responsibilities under this Agreement shall include assisting, as directed by the Board, in the evaluation, preparation, and/or consummation of any sale, merger, consolidation, or other change of control or ownership of the Company (collectively, a "Corporate Transaction") as may be desired by the Company's majority owner. Such assistance shall include, without limitation, the preparation and production of materials and records of interest to a potential acquirer; participation in meetings and presentations regarding the Company and its business with any potential acquirer; assisting the Company in providing materials and information to, and/or participating in meetings with and presentations to any governmental agency or agencies which may have a jurisdictional or other appropriate interest in a Corporate Transaction; and the preparation and production of any materials required in order to consummate any Corporate
      Transaction in which the Company may agree.

 Section 4. Place of Performance.

 In connection with his employment during the Term, the Executive shall be based in Arlington, Virginia.

 Section 5. Compensation and Related Matters.

 (a) Annual Base Salary. During the Term, the Executive shall receive an Annual Base Salary which (i) is currently in the amount of $350,000 and (ii) may be increased from time to time during the Term hereof in accordance with the Company's practices and procedures regarding employee salaries.

 (b) Bonus. For each calendar year, or part, of the Term, the Executive shall be eligible to participate in the United Defense Management Incentive Plan (or any revision, supplement, or replacement thereof, however denominated; hereinafter, the "Bonus Plan") and to receive thereunder a Discretionary Bonus based upon a target bonus under such plan equal to 65% of the amount of the Executive's Annual Base Salary.

 (c) Benefits. The Executive shall be entitled to participate in the other employee benefit plans, programs, and arrangements of the Company now or hereafter in effect which are applicable to the senior officers of the Company, subject to and on a basis consistent with the terms, conditions, and overall administration thereof, including but not limited to the United Defense Stock Option Plan, the

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


       Company's Qualified and Non-qualified Pension Plans, the Company's Qualified and Non-qualified Thrift Plans, the Executive Health Plan, the Short-Term and Long-Term Disability Plans, life insurance, and the Company's program and practices regarding vacations, personal days, and paid holidays.

 (d) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company's expense reimbursement policy.

 Section 6. Termination.

 The Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

 (a)   (i)   Death. The Executive's employment hereunder shall terminate upon his death.

       (ii) Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the Date of Termination.

      (iii) Cause. The Company may terminate the Executive's employment hereunder for Cause.

      (iv) Good Reason. The Executive may terminate his employment for Good Reason.

      (v) Without Cause. The Company may terminate the Executive's employment hereunder without Cause.

      (vi) Resignation without Good Reason. The Executive may resign his employment without Good Reason upon sixty (60) days prior written notice to the Company. Any retirement by Executive after age 55 and upon sixty (60) days prior written notice shall also constitute Resignation without Good Reason hereunder.

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


 (b) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 6, other than termination pursuant to Subsection 6(a)(i), shall be communicated by written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination which, except in the case of termination for Cause, shall be at least four-teen days following the date of such notice (a "Notice of Termination").

 Section 7. Severance Payments.

 (a) Termination without Cause or for Good Reason. If the Executive's employment shall terminate without Cause pursuant to Subsection 6(a)(v) above, or for Good Reason pursuant to Section 6(a)(iv) above, the Company shall:

      (i) pay to the Executive, following the Date of Termination, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive had he continued his employment hereunder for a period of 3 years (the "Severance Period"), such payment to be made as follows:

             (A) if, within eighteen (18) months prior to the Date of Termination, no Corporate Transaction has occurred, then the Annual Base Salary amounts for the Severance Period shall be paid over the duration of the Severance Period in accordance with the Company's regular payroll practice for salaried employees; or

             (B) if, within eighteen (18) months prior to the Date of Termination, a Corporate Transaction has occurred, then the Annual Base Salary amounts for the Severance Period shall be paid, at Executive's election, either in a lump sum within thirty (30) days following the Date of Termination, or in the manner specified by Subsection 7(a)(i)(A) above; and

      (ii) pay to the Executive a prorated Discretionary Bonus for that portion of the calendar year in which the Date of Termination occurred during which the Executive was employed by the Company (i.e., the period commencing January 1 of such year and ending on the Date of Termination), calculated at the higher of the target bonus or the bonus payable upon actual results in accordance with the Bonus Plan, such payment to be made at the time the actual results calculation with respect to such year is regularly made by the Company under the Bonus Plan; and

      (iii) pay to the Executive, following the Date of Termination, a Discretionary Bonus for the Severance Period, consisting of the target bonus for each year of the Severance Period, such payments to be made as follows:

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


             (A) if, within eighteen (18) months prior to the Date of
                 Termination, no Corporate Transaction has occurred, then the Discretionary Bonus shall be paid pro rata on a monthly basis over the duration of the Severance Period; or,

             (B) if, within eighteen (18) months prior to the Date of
                 Termination, a Corporate Transaction has occurred, then the Discretionary Bonus for all portions of the Severance Period shall be paid, at Executive's election, either within thirty
                 (30) days following the Date of Termination, or in the manner specified by Subsection 7(a)(iii)(A) above; and

       (iv) continue, for the remainder of the Severance Period, Executive's coverage under all Company welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, at the same premium cost, and at the same coverage level, as in effect immediately preceding the Date of Termination. However, in the event the premium cost shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost shall change for Executive in a corresponding manner.

      The payments required by Subsections 7(a)(i), 7(a)(ii), and, 7(a)(iii) above shall be in lieu of any payments to which Executive would otherwise be entitled under the Company's general severance policy pertaining to reductions in force.

 (b) Pension and Retirement Benefits. In the event that Executive's employment is terminated under the circumstances contemplated by Subsection 7(a) above, the Company shall, either under this Agreement or via the Non-Qualified Pension Plan, make such payments at such times and in such amounts as necessary to produce the same chronological sequence and amount of payments which Executive would have been eligible in the context of such termination to receive under the UDLP Employees Pension Plan (the "Pension Plan") and other retirement benefit plans, were the terms of the Pension Plan and/or such other plans to include the following features: (i) period of service includes both actual credited service thereunder and the Severance Period, such total service period to be used for calculating the commencement of Executive's pension eligibility and the credited service which is used in calculating the amount of Executive's pension; (ii) Executive's age, as used in all calculations under the Pension Plan affecting Executive's pension eligibility and pension amount, shall be deemed to consist of his actual age plus the Severance Period; (iii) the Severance Period, and Executive's income during such period as paid pursuant to Subsection 7(a)(i), shall be included in the calculation base for Executive's "final average yearly earnings" under the Pension Plan; and (iv) any termination under Subsection 7(a) shall render the "rule of 65" applicable to Executive under the Pension Plan.

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


(c) Tax Indemnification. With respect to any payment(s) made to Executive under this Section 7 or otherwise and any accelerated vesting and/or exercise of stock options under the United Defense Stock Option Plan, and only in the event that any thereof result in the assertion by the Internal Revenue Service ("IRS") that Executive is liable under Section 280G and/or 4999 of the Internal Revenue Code of 1986, as amended (the "Code") for the payment of an excise tax on socalled "excess parachute payments" under such Code sections, or for any other tax or imposition, however denominated, and whether federal, state, or local, in addition to or excess of ordinary income tax rates (any such tax being hereinafter referred to as an "EPP Tax"), then the Company shall indemnify and hold harmless Executive from and against any such demand or assertion from the IRS or any other taxing authority, by (i) paying to Executive an amount sufficient to cover both such asserted EPP Tax and any income or other tax payable by Executive on or on account of receiving such indemnification payment, and/or (ii) at the Company's sole election, contesting, at the Company's expense and with counsel and/or other advisors of the Company's choosing, the applicability or amount of such EPP Tax with the IRS or other taxing authority, in which event Executive shall cooperate as reasonably requested by the Company in any such proceeding.

(d) Survival. The expiration or termination of the Term of Employment shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

 Section 8. Competition

 (a) Executive shall not, at any time during the Term, and, if Executive's employment is terminated by the Executive not for Good Reason, or by the Company for Cause, then during the thirty-six (36) month period following such Date of Termination, without the prior written consent of the Board, directly or indirectly engage in, or have any interest in or manage or operate any Competitor (as such term is defined in the last sentence of this Subsection 8(a)), whether such engagement occurs in the capacity of a director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise; provided, however, that Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than one percent of the outstanding shares of such corporation. As used in the preceding sentence, "Competitor" shall mean any business organization, whether in corporate, partnership, or other form, and whether located in the United States or elsewhere, which, as of Executive's Date of Termination, is established as either a prime contractor or major subcontractor (i.e., accounting for at least 25% of the prime contract value) on any military program for the design or production of armored tracked vehicles or naval guns or naval missile launchers.

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


(b) In the event that the provisions of Subsection 8(a) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, then such provisions shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

 Section 9. Nondisclosure of Proprietary Information.

 (a) Except as required in the faithful performance of the Executive's duties hereunder or pursuant to Subsection 9(c) below, Executive shall, in perpetuity, maintain in confidence and shall not directly or indirectly use, disseminate, disclose, or publish, or use for his benefit or the benefit of any person, firm, corporation, or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory sums, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program, or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material, confidential, and proprietary information and trade secrets and affect the successful conduct of the business of the Company.

 (b) Upon termination of Executive's employment with Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents which either concern the Company's customers, business plans, marketing strategies, products, or processes, or which contain proprietary information or trade secrets of the Company.

 (c) Executive may respond to a lawful and valid subpoena or other legal process seeking any of the information or material referred to in Subsection 9(a) or 9(b) above, but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

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

 10.  Injunctive Relief.

 The Executive recognizes and acknowledges that a breach of the covenants contained in Sections 8 and 9 would cause irreparable damage to Company and its goodwill., the exact amount. of which would be difficult or impossible to ascertain, and that the remedies at law for any such breach would be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 8 and 9, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

 11.  Successors and Assigns.

 This Agreement shall be binding upon and inure to the benefit of the Company, the Executive, and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable, provided however that Executive acknowledges that this Agreement is a personal services contract and is therefore not assignable by Executive.

 12.  Governing Law.

 This Agreement shall be governed, construed, interpreted, and enforced in accordance with the laws of the State of Delaware.

 13.  Validity.

 The invalidity or unenforceability of any provision or provisions of his Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

 14.  Notices.

 Any notice, request, claim, demand, document, or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

 (a)   If to the Company,

 United Defense, L.P.
 1525 Wilson Boulevard,
 Suite 700
 Arlington, VA 22209
 Attention: General Counsel

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(b)   If to the Executive, to him at the address set forth below under his signature on the last page of this Agreement;

 or to any other address as any party shall have specified for itself by notice in writing to the other parties.

 Section 15. Counterparts.

 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement, which shall be sufficiently evidenced by any one of such original counterparts.

 Section 16.-- Scope of Agreement.

 The terms of this Agreement are intended by the parties to constitute the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. The parties also recognize that each of them has or may have rights powers, and obligations arising under or with respect to various employee benefit plans: programs, and/or policies of the Company and/or its subsidiaries, including but not limited to (i) the United Defense Stock Option Plan (the "Option Plan") and any Stock Option Agreement(s) between the Company and Executive in connection with the Option Plan; (ii) the United Defense Industries, Inc. Employee Equity Purchase Plan (the "Equity Plan") and documentation related thereto; (iii) any Stockholders Agreement(s) among Executive, the Company, and Iron Horse Investors, L.L.C. entered into in connection with the Equity Plan, the Option Plan, or otherwise; (iv) the so-called enhanced stock purchase plan under the Equity Plan, including any Promissory Notes(s) and/or Stock Pledge and Security Agreement(s) entered into in connection therewith; (v) the United Defense Employees Thrift Plan (also known as the 401(k) Plan) -and the ULDP Supplemental Retirement and Savings Plan (the latter being also known as the Non-Qualified Thrift Plan); and (vi) the UDLP Employees Pension Plan, into which the UDLP Salaried Employees Pension Plan was merged effective January 1, 1999, and the Non-Qualified Pension Plan. As to all such plans, programs, and policies referred to in the preceding sentence (collectively, the "Other Company Plans"), the Company and Executive intend and agree that, except as specifically provided in this Agreement, neither the existence, provisions, operation, nor enforcement of this Agreement shall in any way impair, alter, of vary either (i) the terms and conditions of any of the Other Company Plans, or (ii) the respective rights, powers, and obligations of the Company or the Executive under any of the Other Company Plans.

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 Section 17. Amendments and Waivers.

 This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chairman of the Board. No right or power under this Agreement, including but not limited to any right of termination by either party under Section 6, shall be waived except by an instrument in writing, signed by the party whose right or power is thereby being waived. No such waiver shall operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of such or any other right, remedy, or power provided herein or by law or in equity.

 Section 18. No Inconsistent Actions.

 The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

 Section 19. Arbitration.

 Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Wilmington, Delaware, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 8 or 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The fees and expenses of the arbitrators shall be borne- by the Company.

 Section 20. Stockholder Approval

 This Agreement shall become effective when signed, but shall be submitted for approval of the Company's stockholders within three (3) months after the date of the Board's initial authorization for this Agreement. If such approval has not been obtained by the end of such period, any payments to be made under Section 7 hereof shall be reduced to the maximum amount which, when aggregated with all other payments which are "parachute payments" as defined in Code Section 280G, would not exceed 2.99 times the Executive's "base amount" as defined in Code Section 280G. The

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 Company intends to seek such approval as contemplated by Section
 280G(b)(5)(A)(ii) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Executive shall cooperate as requested by the Company in seeking any stockholder approval(s) of or with respect to this Agreement.

 Section 21. Executive Compensation Agreement.

 This agreement supersedes all provisions of the Executive Compensation Agreement dated June 30, 1997 to which Executive and the United Defense, L.P. are parties, which agreement shall be of no further force or effect.

 IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                                      United Defense Industries, Inc.

                                      By: /s/ F. Raborn
                                          ---------------------------
                                      Name:  F. Raborn
                                      Title: CFO



                                      Executive


                                      /s/ Thomas W. Rabaut
                                      --------------------------------
                                      Name:    Thomas W. Rabaut
                                      Address: 10604 Dogwood Farm Lane
                                               Great Falls, Virginia 22066

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